Exhibit 10.12

May 3, 2013

Bruce Pagliuca

Dear Bruce,

I am pleased to offer you the position of Vice President, Global Alliances at Good Technology Corporation (the “Company”), reporting to Dan Stoks, Chief Revenue Officer.

Your salary will be based on a semi-monthly rate of $10,416.67, equivalent to $250,000.00 on an annual basis, and payable in accordance with the Company’s regular payroll schedule. For each year that the Company has adopted a bonus plan or agreement for employees at your level, you will be eligible to be considered for an annual incentive bonus based upon the achievement of certain objective or subjective criteria established by the Company’s Board of Directors (the “Board”) or any Compensation Committee of the Board and as set forth in a bonus plan or agreement from the Company. The target amount for any such annual incentive bonus will be up to 30% of your base salary. The determinations of the Board with respect to such bonus will be final and binding. You will not earn an incentive bonus unless you are employed by the Company on the date when such bonus is paid. For the avoidance of doubt, for any year in which the Company does not adopt a bonus plan or agreement for employees at your level, you will not be eligible to earn any bonus. You will also be eligible to receive a sign-on bonus of $50,000.00 less applicable taxes, to be paid to you with your first paycheck. The bonus must be refunded to the Company if you voluntarily terminate your employment with the Company within 12 months of your start date.

As an incentive, subject to the approval of the Company’s Board of Directors (the “Board”), the timing and extent of which approval is in the Board’s sole discretion, you may be eligible to receive an option to purchase 180,000 shares of the Company’s common stock at an exercise price per share determined by the Board on the date the option is granted. If and when granted, the option will be subject to the terms and conditions of the then-applicable stock option agreement and the Company’s stock plan.

The Company may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described in the employee handbook or as otherwise communicated to you, in whole or part, at any time, with or without notice.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company’s Employee Handbook.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information as well as complete the standard new employee enrollment documentation on your first day of work. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Agreement before your first day of employment.

Good Technology — 430 N. Mary Avenue, Suite 200 — Sunnyvale, CA 94085

T: 408.212.7500 — F: 408.212.7505 — www.good.com

This offer is also contingent upon successful completion of acceptable references and background check.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be May 13, 2013. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by May 4, 2013.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. On your first day of work, please bring with you appropriate identification for completing the Form I-9. Such documentation must be provided to us or our employment relationship with you may be terminated.

I am looking forward to you joining the team and contributing to this exciting venture. You may indicate your acceptance of this offer by signing the acknowledgment below and returning it to Recruiting-US@good.com by May 4, 2013, at which time this offer expires if not previously accepted. If you have any questions or concerns, please do not hesitate to contact me.

Very truly yours,

/s/ Mark Klopfer

Mark Klopfer

Senior Director, Talent Acquisition

Good Technology

I accept the offer of employment as stated in this letter.

/s/ Bruce Pagliuca	5/4/13
Bruce Pagliuca	Date

Preferred Start Date: June 3, 2013

Enclosures:

Benefits Overview

Offer Letter, Bruce Pagliuca Vice President, Global Alliances

October 10, 2013

Bruce Pagliuca

Dear Bruce,

As you know on, June 3, 2013, Good Technology Corporation (the “Company”) extended you an employment offer letter for the position of VP, Global Alliances at the Company (the “Offer Letter”).

This letter shall memorialize that the Offer Letter is hereby amended, effective as of the date hereof, to include the additional terms:

If you experience an involuntary separation, as defined in Treasury Regulation 1.409A-1 (h), by the Company for a reason that is other than for (i) Cause (as defined below), (ii) death or (iii) Permanent Disability (as defined below) (each, a “Separation”) and you satisfy the following Conditions (as defined below) by the Deadline (as defined below), then you will be entitled to the following benefits, as described in (a) and (b) below. To receive the benefits described below, you must execute (and do not revoke) a general release and claims (in a form prescribed by the Company or persons affiliated with the Company and return all Company property (collectively the “Conditions”), in each case within thirty (30) days after the Separation (the “Deadline”):

(a) The Company will pay you a lump sum amount equal to six (6) months of your then current base salary, provided that this amount will be reduced by the amount of any severance pay or pay in lieu of notice that you receive from the Company under a federal or state statute (including, without limitation, the WARN Act) (“Severance”). Your Severance will be paid within ten (10) business days following the last day of the Deadline. In no event will your Severance be paid on a date that is later than the later of (i) the fifteenth (15th) day of the third (3rd) month following the end of your first tax year in which your Separation occurs, and (ii) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s first tax year in which your Separation occurs, as provided in Treasury Regulation Section 1.409A-1 (b)(4).

Notwithstanding the above, if the Severance does not qualify for any reason to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1 (b)(4) and you are deemed by the Company at the time of your Separation to be a “specified employee,” as defined in Code Section 409A, the Severance will not be paid until the date which is the first day of the seventh month after your Separation. Such deferral will only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) federal tax for which you would otherwise be liable under section 409A(a)(1)(B) of the Code in the absence of such deferral.

(b) If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of your employment, then the Company will pay the monthly premium under COBRA for you and your dependents (if applicable) until the earlier of (i) the close of the six-month period following the Separation or (ii) the expiration of your continuation coverage under COBRA.

“Cause” shall mean (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Permanent Disability” shall mean: your inability to perform the essential functions of your position with or without reasonable accommodation for a period of 120 consecutive days because of your physical or mental impairment.

Except as specifically modified or amended by the terms set forth herein, all provisions contained in the Offer Letter are, and shall continue, in full force and effect and are hereby ratified and confirmed.

Very truly yours,

/s/ Debbie L. Shotwell

Debbie L. Shotwell

VP, Chief People Officer

Good Technology Corporation

Accepted and Agreed:

/s/ Bruce Pagliuca
Bruce Pagliuca